Exhibit 99.1

THERAVANCE ANNOUNCES POSITIVE TOPLINE RESULTS IN PHASE 3 TELAVANCIN HOSPITAL-ACQUIRED PNEUMONIA PROGRAM

SOUTH SAN FRANCISCO, CA/December 5, 2007 – Theravance, Inc. (NASDAQ: THRX) today announced positive results from the ATTAIN 1 and ATTAIN 2 studies assessing the safety and efficacy of telavancin, a rapidly bactericidal, once-daily injectable investigational antibiotic for the treatment of hospital-acquired pneumonia (HAP), including patients with ventilator-associated pneumonia (VAP), caused by Gram-positive bacteria such as methicillin-resistant Staphylococcus aureus (MRSA).

In each study, telavancin achieved its objective of non-inferiority in the all-treated (AT) and clinically evaluable (CE) patient populations. In the CE population from ATTAIN 1 and ATTAIN 2 combined, the clinical cure rate for telavancin was 82.7%, compared with 80.9% for vancomycin.

“We are in the midst of a worrisome increase in the occurrence of MRSA pneumonia,” said Ethan Rubinstein, M.D., the co-principal investigator in the ATTAIN studies and Head of Infectious Diseases and Professor of Medicine at the University of Manitoba. “In addition, there is a growing incidence of MRSA with reduced susceptibility to vancomycin, leaving too few treatment options.”

“In the microbiologically evaluable patients who were infected with MRSA alone, I was pleased to see that treatment with telavancin resulted in numerically higher cure rates of 82%, compared with 74% for vancomycin. The difference did not reach statistical significance but is clinically meaningful,” said Ralph Corey, M.D., Professor of Medicine at the Duke University Medical Center and the principal investigator in the ATTAIN studies. “Additionally, encouraging trends in clinical outcomes were seen in patients treated with telavancin compared with those treated with vancomycin in many of the most severely ill patient populations, including those with bacteremia, high APACHE scores, the elderly, and those with severe renal impairment. And, in clinically evaluable patients with VAP, the cure rate was 80% for telavancin compared with 68% for vancomycin.”

“We believe that this was the largest double-blind, randomized, clinical program ever conducted in patients with Gram-positive HAP, and included the most patients infected with MRSA,” said Michael Kitt, M.D., Senior Vice President of Development at Theravance. “These early results are from a very robust dataset and we look forward to presenting additional analyses as our understanding evolves.”

Analysis of the safety database showed that 82% of telavancin-treated patients and 81% of those who received vancomycin experienced one or more treatment-emergent adverse events. The most common adverse events were diarrhea, constipation and anemia, which all occurred at similar incidences in both treatment groups. Additionally, the incidence of renal adverse events was similar in the telavancin (10%) and vancomycin (8%) treatment groups. With regard to changes in the QTc interval, there were similar proportions of patients in each group who experienced a post-baseline maximum value of greater than 500 milliseconds or a maximum change from baseline of greater than 60 milliseconds.

“In addition to the robust outcome data, we were pleased with the safety and tolerability of telavancin in this vulnerable patient population,” stated William E. Fitzsimmons, Pharm.D., Senior Vice President, Research and Development at Astellas Pharma US, Inc., an affiliate of Astellas Pharma Inc., the worldwide business partner for the development and commercialization of telavancin. “We are excited about the results of the ATTAIN 1 and

ATTAIN 2 studies and look forward to working with Theravance in bringing this potential new treatment to patients.”

Program Design

The HAP program consisted of two large, multi-center, multinational, double-blind, randomized Phase 3 clinical studies, ATTAIN 1 and ATTAIN 2, in which 1,503 patients were enrolled and treated, 464 of whom were infected with MRSA. Patients with HAP suspected or proven to be caused by Gram-positive bacteria were randomized (1:1) to receive either telavancin 10 mg/kg IV once daily or vancomycin 1 g IV every 12hr (the protocols allowed vancomycin dosage to be optimized per site-specific guidelines). For patients with suspected or proven polymicrobial infections involving Gram-negative and/or anaerobic bacteria in addition to the Gram-positive organisms for which study medication therapy was used, aztreonam, piperacillin-tazobactam, and/or metronidazole was allowed. The objective of each study was non-inferiority of telavancin versus vancomycin in clinical cure rate at the test-of-cure visit. The program also included a key objective of superiority in clinical cure rate of telavancin versus vancomycin in the pooled patients with MRSA infections from ATTAIN 1 and ATTAIN 2. Determination of clinical cure was based upon physician-judged resolution of clinical signs and symptoms of HAP.

Conference Call and Webcast Information

The company has scheduled a conference call to discuss this announcement today at 5 p.m. Eastern Standard Time.  To participate in the live call by telephone, please dial 888-778-8914 from the U.S., or 913-312-0399 for international callers.  Those interested in listening to the conference call live via the internet may do so by visiting the company’s web site at www.theravance.com.  To listen to the live call, please go to the web site 15 minutes prior to its start to register, download, and install any necessary audio software.

A replay of the conference call will be available on the company’s web site for 30 days through January 4, 2008.  An audio replay will also be available through 11:59 p.m. Eastern Standard Time on December 19, 2007 by dialing 888-203-1112 from the U.S., or 719-457-0820 for international callers, and entering confirmation code 6825479.

About Theravance

Theravance is a biopharmaceutical company with a pipeline of internally discovered product candidates. Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections and gastrointestinal motility dysfunction. Of the five programs in development, four are in late stage – its telavancin program focusing on treating serious Gram-positive bacterial infections with Astellas Pharma Inc., the Gastrointestinal Motility Dysfunction program, the Beyond Advair collaboration with GlaxoSmithKline plc, and TD-1792 for the treatment of serious Gram-positive infections. By leveraging its proprietary insight of multivalency toward drug discovery focused on validated targets, Theravance is pursuing a next generation strategy designed to discover superior medicines in areas of significant unmet medical need. For more information, please visit the company’s web site at www.theravance.com.

About Telavancin Collaboration

Theravance and Astellas Pharma Inc. (Astellas) have a collaboration arrangement for the development and commercialization of telavancin worldwide. Under the terms of the collaboration, Theravance will lead the development of and U.S. regulatory process for telavancin for the treatment of complicated skin and skin structure infections (cSSSI) and HAP, and will collaborate substantially with Astellas in marketing in the United States for the first three years. Astellas will lead all other development, regulatory, manufacturing, sales and marketing activities.

About Astellas

Astellas is a pharmaceutical company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceutical products. The organization is committed to becoming a global pharmaceutical company by combining outstanding R&D and marketing capabilities and continuing to grow in the world pharmaceutical market. Astellas Pharma US, Inc. located in Deerfield, Illinois, is a US affiliate of Tokyo-based Astellas Pharma Inc. For more information about Astellas Pharma US, Inc., please visit its website at www.astellas.com/us.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc.

This press release contains and the conference call will contain certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to the goals, timing and expected results of clinical and preclinical studies, statements regarding the potential benefits and mechanisms of action of drug candidates, statements concerning the goals and timing of seeking regulatory approval of our product candidates (including with respect to telavancin statements regarding any expectation that we will be able to respond fully or adequately to FDA’s requests using currently existing clinical data, any expectation that the third-party manufacturer will successfully address the cGMP issues the FDA has noted, and any expectation that the FDA will approve the telavancin NDA on the basis of existing preclinical and clinical data or at all), the enabling capabilities of Theravance’s approach to drug discovery and its proprietary insights, statements concerning expectations for product candidates through development and commercialization and projections of revenue and other financial items. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, the potential that results of clinical or preclinical studies indicate product candidates are unsafe, ineffective, inferior or not superior, and delays or failure to achieve regulatory approvals, risks of collaborating with third parties to develop and commercialize products and risks of relying on third-party manufacturers for the supply of our product candidates. These and other risks are described in greater detail under the heading “Risk Factors” contained in Item 1A of Theravance’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 7, 2007 and the risks discussed in our other filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

Contact Information:

Theravance, Inc.

Allison Parker

Director, Investor Relations

650-808-4100

investor.relations@theravance.com